SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 2, 2014

Universal Display Corporation

(Exact Name of Registrant Specified in Charter)

Pennsylvania	1-12031	23-2372688
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

375 Phillips Boulevard Ewing, NJ	08618
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (609) 671-0980

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 2, 2014, the Board of Directors (the “Board”) of Universal Display Corporation (the “Registrant”) approved an increase in the Board’s size from seven members to eight members, and also elected Richard C. Elias, age 60, to the Board effective April 2, 2014 to fill the vacancy created by such increase. Mr. Elias’ term will expire at the Registrant’s next annual shareholder meeting to be held in June 2014. The Registrant expects that Mr. Elias will be nominated to stand for re-election at that time. Effective upon joining the Board, Mr. Elias becomes eligible to receive the standard compensation provided by the Registrant to its other non-employee directors, as most recently disclosed in the Registrant’s proxy statement for its 2013 annual meeting of shareholders.

Mr. Elias recently retired from his position as Senior Vice President - Optical and Specialty Materials of PPG Industries, Inc. (“PPG Industries”), in which capacity he had served since July 2008. PPG Industries currently manufactures the Registrant’s proprietary emitter materials and proprietary host materials, which the Registrant then qualifies and resells to OLED product manufacturers. As reported in the Company’s Form 10-K for the year ended December 31, 2013, in 2013, the Registrant recorded an expense of $7.5 million in relation to the cash portion of the reimbursement of expenses and work performed by PPG Industries, excluding amounts paid for commercial materials.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release dated April 3, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIVERSAL DISPLAY CORPORATION

By:	/s/ Sidney D. Rosenblatt
Name:	Sidney D. Rosenblatt
Title:	Executive Vice President, Chief Financial Officer, Treasurer and Secretary

Dated: April 4, 2014

EXHIBIT LIST

Exhibit No.	Exhibit Title

99.1	Press Release dated April 3, 2014.